Exhibit (a)(3)

U.S. Offer to Purchase for Cash

Series V Shares and American Depositary Shares

of

GRUPO IUSACELL, S.A. de C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.05712180 Per Series V Share

and

Mexican Pesos 5.712180 Per American Depositary Share

(each ADS representing one hundred Series V Shares)

by

MOVIL ACCESS, S.A. DE C.V.

a wholly-owned subsidiary

of

BIPER, S.A. DE C.V.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (4:00 P.M., MEXICO CITY TIME),

ON TUESDAY, JULY 29, 2003 UNLESS THE U.S. OFFER IS EXTENDED.

June 30, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are writing in connection with the offer to purchase for cash (the “U.S. Offer”), by Movil Access, S.A. de C.V. (“Movil Access”), a corporation organized and existing under the laws of the United Mexican States and a wholly-owned subsidiary of Biper, S.A., de C.V. (“Biper”), a corporation organized and existing under the laws of the United Mexican States all of the outstanding Series V Shares (the “Series V Shares”) and American Depositary Shares (“ADSs”, and collectively with the Series V Shares, the “Securities”), of Grupo Iusacell, S.A. de C.V., a corporation organized and existing under the laws of the United Mexican States (“Iusacell”). Each ADS represents one hundred Series V Shares. Simultaneously with the U.S. Offer, Movil Access is offering in Mexico (the “Mexican Offer,” and collectively with the U.S. Offer, the “Offers”) to purchase for cash all of the outstanding Series V Shares and Series A Shares (“Series A Shares”) of Iusacell for the same price and on substantially the same terms as the Series V Shares and ADSs in the U.S. Offer.

In the U.S. Offer, Movil Access is offering to purchase all the outstanding ADSs at the U.S. dollar equivalent of Ps. 5.712180 per ADS and all outstanding Series V Shares held by persons who are not Mexican residents at the U.S. dollar equivalent of Ps. 0.05712180 per Series V Share, in cash, in each case less any withholding taxes and without interest thereon. The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price in the U.S. Offer, based on the U.S. dollar to Mexican peso exchange rate calculated using the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to the expiration date of the U.S. Offer by Reuters and Bloomberg on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos and U.S. dollars (the “Applicable Exchange Rate”). Movil Access will announce the Applicable Exchange Rate by a press release not later than 9:00 a.m., New York City time, on the next business day after the Applicable Exchange Rate is determined. The Mexican Offer is open to all holders of Series V Shares, including those held by U.S. residents. The purchase price for the Series V Shares tendered in the Mexican Offer will be paid, at such holder’s election, in Mexican pesos or in U.S. dollars equivalent to the Mexican peso price in the Mexican Offer based on the Applicable Exchange Rate. However, individuals tendering Series V Shares into the Mexican Offer will be entitled to elect to receive the purchase price in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to GBM.

If you hold ADSs and would like to tender the underlying Series V Shares instead of the ADSs you may do so. A holder of ADSs may contact The Bank of New York, as depositary, to convert its ADSs into Series V Shares and tender such Series V Shares in the Mexican Offer. However, you will have to pay a fee of up to $0.05 for each ADSs converted. If you choose to convert your ADSs into Series V Shares and tender into the Mexican Offer and elect to receive payment in Mexican pesos you will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if you later wish to convert your Mexican pesos into U.S. dollars or any other currency. If you are not a Mexican resident, you can tender Series V Shares in either the U.S. Offer or the Mexican Offer. Mexican residents can only tender Series V Shares held by them in the Mexican Offer. The conditions to the Mexican Offer are substantially similar to those in the U.S. Offer.

WE ARE REQUESTING THAT YOU PROMPTLY CONTACT YOUR CLIENTS FOR WHOSE ACCOUNTS YOU HOLD ADSs IN CONNECTION WITH THE U.S. OFFER. For your information and for forwarding to those of your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The U.S. Offer to Purchase, dated June 30, 2003;

2. A printed form of letter that may be sent to your clients for whose account you hold ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;

3. The ADS Letter of Transmittal to be used by holders of ADSs in accepting the U.S. Offer;

4. A form of Notice of Guaranteed Delivery;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. The return envelope addressed to The Bank of New York (the “U.S. Receiving Agent”) (for tendering ADSs).

A tender of Series V Shares in the U.S. Offer by your clients may only be made by the nominee for their Series V Shares pursuant to their instructions. Please advise your clients to contact their nominee to effect such a tender. Additional information can be obtained from D.F. King & Co., Inc., the Information Agent for the U.S. Offer (the “Information Agent”), at 48 Wall Street, New York, New York 10005 at telephone (212) 269-5550 or (800) 431-9643. For a description of the procedures for tendering Series V Shares in the U.S. Offer, see in the U.S. Offer to Purchase under the caption “THE U.S. OFFER – Procedure for Tendering in the U.S. Offer – Holders of Series V Shares.”

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE U.S. OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (4:00 P.M. MEXICO CITY TIME) ON TUESDAY, JULY 29, 2003, UNLESS THE U.S. OFFER IS EXTENDED (AS IT MAY BE EXTENDED, THE “EXPIRATION

DATE”). ADSs TENDERED FOR PAYMENT PURSUANT TO THE U.S. OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE OR AT ANY TIME AFTER AUGUST 29, 2003, IF MOVIL ACCESS HAS NOT ACCEPTED THE TENDERED ADSs FOR PAYMENT BY THAT DATE.

Any holder of ADSs who would like to participate in the U.S. Offer must do one of the following on or prior to the Expiration Date:

•	Tender the ADSs by sending a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof with original signatures) and all other documents required by the ADS Letter of Transmittal, together with the American Depositary Receipt (“ADRs”) evidencing the ADSs in proper form for transfer, to the U.S. Receiving Agent at one of its addresses set forth on the back cover of the U.S. Offer; or

•	If the ADSs are held in book-entry form, tender the ADSs by following the procedures for book-entry transfer described in the U.S. Offer to Purchase under the caption “THE U.S. OFFER – a Procedure for Tendering in the U.S. Offer – Holders of ADSs” and by sending a properly completed and duly executed ADS Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) instead of a ADS Letter of Transmittal, to the U.S. Receiving Agent.

The term “Agent’s Message” means a message, transmitted by The Depository Trust Company (“DTC”) to, and received by, the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that the offeror may enforce such agreement against such participant.

If the registered holder of the ADSs wishes to tender the ADSs, but (1) the ADRs evidencing the ADSs are not immediately available, (2) time will not permit the ADRs evidencing the ADSs or other required documents to reach the U.S. Receiving Agent before the expiration of the U.S. Offer; or (3) the procedure for book-entry transfer cannot be completed before the expiration of the U.S. Offer, a tender of ADSs may be effected by following the guaranteed delivery procedures described in the U.S. Offer to Purchase under the caption “THE U.S. OFFER – Procedure for Tendering in the U.S. Offer – Holders of ADSs.”

Movil Access will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of ADSs pursuant to the U.S. Offer (other than to the U.S. Receiving Agent and the Information Agent as described in the U.S. Offer to Purchase). It will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the U.S. Offer and requests for additional copies of the enclosed materials should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover page of the U.S. Offer to Purchase.

Very truly yours,

MOVIL ACCESS, S.A. DE C.V.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF MOVIL ACCESS, BIPER, THE U.S. RECEIVING AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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